                            GUARANTEED SALE AGREEMENT

         THIS GUARANTEED SALE AGREEMENT ("AGREEMENT") is made as of October 13, 1999, by and between UNITEL VIDEO, INC., a Delaware corporation ("SELLER"), debtor and debtor-in-possession in a certain chapter 11 bankruptcy proceedings pending in the Bankruptcy Court for the District of Delaware (the "BANKRUPTCY COURT"), Case No. 99-2979 (PJW), Jointly Administered, and MICHAEL FOX INTERNATIONAL, INC., a Maryland corporation and RABIN BROTHERS, a California general partnership (together, the "AUCTIONEER").


                                    RECITALS:

         The SELLER has engaged the services of the AUCTIONEER to conduct a public auction and/or private sales of certain property of the SELLER (collectively, "SALE") pursuant to the terms of this AGREEMENT. As a condition of the SELLER'S engagement of the AUCTIONEER, the AUCTIONEER has agreed to guarantee the SELLER a minimum return on the SALE ("GUARANTEE"). The PARTIES have agreed to execute this AGREEMENT so as to document the terms of -- (i) the SELLER'S engagement of the AUCTIONEER in connection with the SALE, and (ii) the GUARANTEE.

         NOW, THEREFORE, in consideration of these premises, the terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the SELLER and the AUCTIONEER (collectively "PARTIES") agree as follows:

         Section 1. PURPOSE OF AGREEMENT. The SELLER hereby hires the AUCTIONEER, for the purpose of this transaction, as the SELLER'S exclusive agent to conduct the SALE of the personal property of the SELLER that is listed and described on Exhibit "A" attached hereto and made a part hereof (collectively, "ASSETS"), upon the terms and conditions set forth herein.

         Section 2. MANNER OF SALE. The SELLER hereby authorizes the AUCTIONEER, for the purpose of this transaction, to sell the ASSETS, in whole or in part, at public auction(s) and/or private sale(s) to the highest bidder thereof. Although the AUCTIONEER shall endeavor to consult with the SELLER regarding the manner and method of the SALE, the AUCTIONEER shall have the authority to conduct the SALE in the manner, and utilizing the methods, that the AUCTIONEER deems, in its professional judgment, to be appropriate.

         Section 3. TERMS OF THE GUARANTEE. The AUCTIONEER hereby guarantees that the aggregate amount of the gross proceeds of the SALE (collectively, "SALE PROCEEDS") shall be an amount at least equal to One

Million Eight Hundred Thousand Dollars ($1,800,000) ("GUARANTEED AMOUNT"). The AUCTIONEER will take the next Two Hundred Thousand Dollars ($200,000) of SALE PROCEEDS for its expenses and risk. Any SALE PROCEEDS in excess of Two Million Dollars ($2,000,000) will be divided Eighty Percent (80%) to SELLER and Twenty Percent (20%) to AUCTIONEER. In the event SALE PROCEEDS equal at least Two Million Five Hundred Thousand Dollars ($2,500,000), AUCTIONEER will be entitled to a bonus commission equal to Five Percent (5%) of the total SALE PROCEEDS. AUCTIONEER may charge buyers and retain up to a Ten Percent (10%) "Buyer's Premium". The Buyer's Premium belongs exclusively to the AUCTIONEER and is not part of the SALE PROCEEDS. In connection with the GUARANTEED AMOUNT, the AUCTIONEER shall provide SELLER with an item-by-item valuation of the ASSETS of the LESSORS (as defined hereinafter) in order for SELLER to allocate the GUARANTEED AMOUNT by and among SELLER'S secured creditors and equipment lessors ("LESSORS"). If any LESSOR does not consent to include certain of its ASSETS in the SALE (the "EXCLUDED ASSETS"), or decides not to participate in the GUARANTEE, then the GUARANTEED AMOUNT shall be reduced by the total amount of such EXCLUDED ASSETS, and the ASSETS shall not include any of the EXCLUDED ASSETS.


         Section 4.       PAYMENTS TO SELLER.

                  (a) Upon the date that is One (1) business day after the date that the order of the BANKRUPTCY COURT approving this AGREEMENT becomes final and nonappealable ("APPROVAL DATE"), the AUCTIONEER will deliver to the SELLER an irrevocable letter of credit (the "LETTER OF CREDIT") from a financial institution acceptable to SELLER and in a form acceptable to Seller in an amount equal to the GUARANTEED AMOUNT;

                  (b) If SALE PROCEEDS do not equal at least the GUARANTEED AMOUNT, and AUCTIONEER has not remitted to SELLER the GUARANTEED AMOUNT in good funds within Two (2) business days from the SALE date, then SELLER will be entitled to draw on the LETTER OF CREDIT to satisfy the GUARANTEED AMOUNT. The report of sale and accounting statements will be delivered to SELLER within ten (10) business days after the SALE; and

                  (c) If total SALE PROCEEDS equal or exceed the GUARANTEED AMOUNT, then AUCTIONEER will deliver the GUARANTEED AMOUNT plus any other monies due and owing to SELLER pursuant to section 3 above, along with the Report of Sale and

                  Accounting Statements, within ten (10) business days after the SALE.

         Section 5. LOCATION OF ASSETS. The ASSETS are located on the parcel(s) of real property located at 8 West 38th Street in New York, New York

         Section 6. USE OF THE PREMISES. The SELLER: a) authorizes the AUCTIONEER, upon the APPROVAL DATE, to enter and use the PREMISES for the purposes of -- (i) storing the ASSETS thereupon, (ii) preparing for and conducting the SALE thereupon, and (iii) otherwise exhibiting the ASSETS; b) shall not charge the AUCTIONEER any fees associated with the AUCTIONEER'S use of the PREMISES in accordance with the terms of this Section (specifically, and without limitation, AUCTIONEER will not be responsible for security (so long as AUCTIONEER occupies the PREMISES, SELLER shall continue to provide a guard during normal business hours at its sole cost and expense), waste removal or taxes); c) shall provide adequate utilities to the PREMISES, at the SELLER'S sole expense, to allow the AUCTIONEER -- (i) to demonstrate and exhibit the ASSETS to any prospective purchaser of the ASSETS ("PURCHASER"), and (ii) to conduct the SALE; and d) shall provide the AUCTIONEER, at AUCTIONEER'S request, for the duration of the SALE program, with the services of a studio engineer employed by SELLER, at no cost or expense to the AUCTIONEER. Notwithstanding anything contained herein to the contrary, the SALE and removal of sold ASSETS of the PREMISES shall be completed no later than December 31, 1999.

         Upon the date this AGREEMENT is mutually executed and delivered by the parties, AUCTIONEER will conduct a final physical inspection (the "INSPECTION") of the ASSETS at the PREMISES. Upon AUCTIONEER'S approval, AUCTIONEER, at AUCTIONEER'S expense, will change the locks at the PREMISES and remit the keys to SELLER'S counsel. SELLER'S counsel shall not give said keys to any other individual under any circumstances without the prior written consent of the PARTIES (unless this AGREEMENT is terminated or not approved by the Bankruptcy Court), and shall return the keys to AUCTIONEER on the APPROVAL DATE. On-site security and the alarm company for the PREMISES shall be instructed by SELLER in writing (with a copy to AUCTIONEER) to report directly to the AUCTIONEER. Within five (5) business days prior to the APPROVAL DATE, SELLER's facilities manager and crisis manager will each file an affidavit with the BANKRUPTCY COURT (i) verifying that no ASSETS have been removed from the PREMISES or otherwise altered since the INSPECTION and (ii) identifying all EXCLUDED ASSETS.

         Section 7. TERM OF AGREEMENT. AUCTIONEER shall have the exclusive right to sell the ASSETS until the earliest to occur of (i) the completion of the SALE of all of the ASSETS by the AUCTIONEER and the removal of the ASSETS following the SALE, (ii) AUCTIONEER's decision to terminate its right to sell the ASSETS, and (iii) AUCTIONEER's or SELLER's termination of this AGREEMENT pursuant to Section 10 hereof ("TERMINATION DATE"); provided, that after December 31, 1999, AUCTIONEER may continue to exclusively sell the ASSETS only if such ASSETS are removed by AUCTIONEER, at AUCTIONEER'S EXPENSE, from the PREMISES on or before December 31, 1999, and AUCTIONEER may not sell any ASSETS remaining in the PREMISES after December 31, 1999. Notwithstanding the foregoing, following the TERMINATION DATE, the AUCTIONEER shall have no obligation to remove unsold ASSETS from the PREMISES. The AUCTIONEER shall be responsible to repair any damages to the PREMISES during the term hereof caused by the AUCTIONEER; provided, however, AUCTIONEER shall not be responsible for any damages caused by the ordinary removal of the ASSETS from the PREMISES.

         Section 8. LIABILITY AND WORKERS' COMPENSATION INSURANCE. The AUCTIONEER shall provide the SELLER with evidence that the AUCTIONEER has: a) public liability and property damage insurance policies insuring the SELLER and the AUCTIONEER, as the case may be, against loss as a result of personal injury or property damage in connection with the ASSETS, the PREMISES and any SALE, with limits of not less than Five Million Dollars ($5,000,000.00) in the aggregate as to personal injury; and b) workers' compensation insurance with limits of coverage that comply with applicable laws and regulations. The AUCTIONEER shall maintain the insurance described in this Section until the TERMINATION DATE.

         Section 9. CASUALTY INSURANCE. Until such time as title to and possession of the ASSETS is delivered to the PURCHASER, the SELLER shall obtain and thereafter maintain a policy or policies of all-risk or fire and extended coverage casualty insurance, and vandalism and malicious mischief, for the
ASSETS: (a) in an amount not less than the full insurable value of the ASSETS; and (b) that names the AUCTIONEER as an additional insured. In the event that prior to the SALE of all of the ASSETS, all or any portion of the ASSETS shall be lost or damaged by fire or other casualty, or by theft or vandalism, the AUCTIONEER is under no obligation to pay the GUARANTEED AMOUNT to the SELLER and the GUARANTEE shall be void and of no further force or effect. Notwithstanding the terms of the immediately preceding sentence hereof to the contrary, if the AUCTIONEER has previously paid to the SELLER all or a portion of the GUARANTEED AMOUNT, or the amount of the insurance proceeds that are paid to the SELLER in connection with any fire or other casualty, or theft or vandalism, is greater than the GUARANTEED AMOUNT, the AUCTIONEER shall be entitled to receive a portion of such insurance proceeds in an amount equal to the sum of the previously paid portion of the GUARANTEED AMOUNT plus such sums that the AUCTIONEER is entitled to receive under Section 3 hereof (as if the SALE had been consummated), provided that the insurance proceeds are adequate to satisfy such sums.

         Section 10. DEFAULT; TERMINATION OF AGREEMENT. In the event that the SELLER violates the terms of, or fails to perform its obligations under, this AGREEMENT, the AUCTIONEER may terminate this AGREEMENT, upon the delivery of written notice thereof to the SELLER, and the SELLER shall promptly pay to the AUCTIONEER the sum of any previously paid portion of the GUARANTEED AMOUNT plus the amount that the AUCTIONEER was to receive pursuant to Section 3 hereof (to be based on the appraised fair market value of the ASSETS). In the event that the AUCTIONEER violates the terms of, or fails to perform its obligations under, this AGREEMENT, the SELLER may terminate this AGREEMENT, upon the delivery of written notice thereof to the AUCTIONEER, and the AUCTIONEER shall promptly pay to the SELLER an amount equal to the greater of: (i) the unpaid portion of the GUARANTEED AMOUNT; or (ii) the aggregate amount of SALE PROCEEDS that the AUCTIONEER has received prior to the date of such termination (less the amount that the AUCTIONEER was entitled to receive pursuant to Section 3 hereof). Notwithstanding any of the terms of this Section to the contrary, if the AUCTIONEER has paid the GUARANTEED AMOUNT to the SELLER, the SELLER may not terminate this AGREEMENT without the AUCTIONEER's consent.

         Section 11. SELLER'S AUTHORIZATIONS REGARDING BILLS OF SALE. The SELLER hereby authorizes the AUCTIONEER to execute, on the SELLER'S behalf, all bills of sale, receipts and other documents necessary to transfer title to the ASSETS to the PURCHASER upon payment of the SALE PROCEEDS.

         Section 12. SATISFACTION OF LIENS. Notwithstanding the SELLER'S representations that are more fully described below, in the event any claim is made by any alleged creditor for the payment of sums due in connection with any security interests or liens associated with any of the ASSETS owned by the LESSORS (collectively, "CLAIM"), the SELLER shall require each LESSOR to: (a) expeditiously pay the amount of the CLAIM so as to discharge all liens associated with the ASSETS owned by such Lessor and to obtain a full and complete release thereof; or (b) provide sufficient surety bond or other security to protect the AUCTIONEER and the PURCHASER while any CLAIM is being defended or challenged, in good faith, by the SELLER or LESSOR. In the event a LESSOR does not consent to the foregoing with respect to all or some of such LESSOR's ASSETS, then such ASSETS shall constitute EXCLUDED ASSETS and shall not be included in the SALE.

         Section 13. REPRESENTATIONS OF THE SELLER. The SELLER represents and warrants to the AUCTIONEER that, subject to the approval and authorization of the BANKRUPTCY COURT:

                  (a) at the time of the SALE, the SELLER shall be authorized by the BANKRUPTCY COURT to sell the ASSETS (other than ASSETS owned by the LESSORS) pursuant to sections 363(b) and 363(f) of title 11 of the United States Code, free and clear of all liens, encumbrances, security interests, adverse claims, mortgages, pledges, liabilities, conditional sale agreements, restrictions, and charges of any kind (collectively, "LIENS");

                  (b) no brokerage fees are due and owing in connection with the SALE;

                  (c) the person executing this AGREEMENT on behalf of the SELLER is duly authorized to do so;

                  (d) the terms of this AGREEMENT are binding upon and enforceable against the SELLER;

                  (e) to the best of the SELLER'S knowledge, information or belief, the ASSETS have never been and are not being used to make, store, handle, treat, dispose, generate, or transport "HAZARDOUS SUBSTANCES" (as that term is defined below) in violation of any applicable laws; and

                  (f) the AUCTIONEER has no obligation to handle, sell, remove or store any HAZARDOUS SUBSTANCES that may be located at the PREMISES or otherwise associated with the ASSETS.

The term "HAZARDOUS SUBSTANCES" means, collectively, any chemical, solid, liquid, gas, or other substance having the characteristics identified in, listed under, or designated pursuant to any law, statute, or regulation of a government or political subdivision or agency thereof, as presenting an imminent and substantial danger to the public health or welfare or to the environment, or as otherwise requiring special handling, collection, storage, treatment, disposal, or transportation.

         Section 14. REPRESENTATIONS OF THE AUCTIONEER. The AUCTIONEER represents and warrants to the SELLER that:

                  (a) all necessary authority to conduct the SALE has been obtained by the AUCTIONEER;

                  (b) the person executing this AGREEMENT on behalf of the AUCTIONEER is duly authorized to do so;

                  (c) the terms of this AGREEMENT are binding upon and enforceable against the AUCTIONEER; and

                  (d) the LETTER OF CREDIT shall be delivered in accordance with
                  Section 4 hereof and shall be in full force and effect in accordance with its terms.

         Section 15. ASSIGNMENT OF SERVICE AGREEMENTS, MANUALS, ETC.. The SELLER agrees to assign to the PURCHASER, without additional consideration from the AUCTIONEER or the PURCHASER, any and all service agreements, warranties, operating agreements, maintenance agreements, manuals, plans, and all similar and other documents relating to the ASSETS or the SALE which are in the possession or under the control of the SELLER (collectively, "SERVICE AGREEMENTS"). The SERVICE AGREEMENTS shall be delivered to the PURCHASER at the time of the consummation of the SALE, unless otherwise agreed to by the PARTIES and the PURCHASER in writing.

         Section 16. ADVERTISING. The SELLER hereby authorizes the AUCTIONEER to use the SELLER's name, without additional consideration from the AUCTIONEER, in promotional materials pertaining to any SALE.

         Section 17. INDEMNIFICATIONS BY THE SELLER. The SELLER hereby indemnifies, defends and agrees to hold harmless the AUCTIONEER and the AUCTIONEER'S officers, agents and employees from and against any and all claims, demands, liabilities, judgments, damages, settlements, costs and expenses (including but not limited to court costs and reasonable attorneys' fees) that may be sustained or incurred by the AUCTIONEER as a result of:

                  (a) any acts or omissions of the SELLER that result in -- (i) personal or property injury incurred at the PREMISES, (ii) a violation of any governmental statute, ordinance or code related to the ASSETS or the PREMISES, or (iii) a violation of any security interest, license agreement, patent or other encumbrance restricting the SALE or the use of the ASSETS;

                  (b) any claim made by a third party for commissions allegedly due and owing in connection with the SALE, unless such commissions arose pursuant to an agreement between the third party and the AUCTIONEER;

                  (c) any environmental action being brought -- (i) because the ASSETS allegedly were involved in, or are somehow related to, the storage, handling, treatment, disposition, generation, or transportation of HAZARDOUS SUBSTANCES, or (ii) against the

                  AUCTIONEER in connection with any remedial actions associated with the ASSETS or the PREMISES; or

                  (d) any material misrepresentation of the warranties more fully described in Section 13 hereof.

         Section 18. INDEMNIFICATIONS BY THE AUCTIONEER. The AUCTIONEER hereby indemnifies, defends and agrees to hold harmless the SELLER and the SELLER'S officers, agents and employees from and against any and all claims, demands, liabilities, judgments, damages, settlements, costs and expenses (including but not limited to court costs and reasonable attorneys' fees) that may be sustained or incurred by the SELLER as a result of:

                  (a) any acts or omissions of the AUCTIONEER that result in personal or property injury incurred at the PREMISES;

                  (b) any claim made by a third party for commissions allegedly due and owing in connection with the SALE, which arose pursuant to an agreement between the third party and the AUCTIONEER; or

                  (c) any material misrepresentation of the warranties more fully described in Section 14 hereof.

         Section 19. BINDING OBLIGATION; ASSIGNMENT. This AGREEMENT shall be binding upon the PARTIES and their respective successors and assigns. Neither PARTY may assign its interest in this AGREEMENT without the prior written consent of the other PARTY.

         Section 20. FINAL AGREEMENT; COURT APPROVAL. This AGREEMENT -- and any and all (i) exhibits that are attached hereto and made a part hereof, and (ii) side agreements, letter agreements, and amendments (if any) that are executed by the SELLER and the AUCTIONEER in furtherance of this AGREEMENT -- contains the final and entire agreement and understanding of the PARTIES, and any terms and conditions not set forth in this AGREEMENT (or in such exhibits, side letters, letter agreements, and amendments) are not a part of this AGREEMENT and the understanding of the PARTIES. This AGREEMENT may be amended or altered only in writing signed by the PARTY to be bound by the change or alteration. The parties agree that this AGREEMENT is subject to the approval of the Bankruptcy Court and the submission of higher and better bids for the ASSETS. SELLER agrees to promptly file a motion with the Bankruptcy Court seeking approval of the AGREEMENT. SELLER agrees that initial overbids of the GUARANTEED AMOUNT shall be at least Five Percent (5%) of the GUARANTEED AMOUNT and that SELLER shall require potential overbidders to post a good faith deposit in an amount no less than $250,000. AUCTIONEER acknowledges that SELLER is not required to seek separate approval of the overbid protections set forth in the immediately preceding sentence in advance of the BANKRUPTCY COURT's approval of this AGREEMENT in total.

         Section 21. TIME. Time is strictly of the essence of this AGREEMENT.

         Section 22. NUMBER, GENDER, AND CAPTIONS. As used herein, the singular shall include the plural and the plural may refer to only the singular. The use of any gender shall be applicable to all genders. The captions contained herein are for purposes of convenience only and are not a part of this AGREEMENT.

         Section 23. PARTIAL INVALIDITY. If any term, covenant or condition of this AGREEMENT or its application to any person or circumstances shall be invalid or unenforceable, the remainder of this AGREEMENT, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected, and each term shall be valid and enforceable to the fullest extent permitted by law.

         Section 24. NOTICES. Any notice required or permitted by or in connection with this AGREEMENT, without implying the obligation to provide any such notice, shall be in writing and shall be made by facsimile (confirmed on the date the facsimile is sent by one of the other methods of giving notice provided for in this Section) or by hand delivery, by Federal Express, or other similar overnight delivery service, or by certified mail, unrestricted delivery, return receipt requested, postage prepaid, addressed to the respective PARTIES at the appropriate address set forth below or to such other address as may be hereafter specified by written notice by the respective PARTIES. If notice is tendered pursuant to the provisions of this Section and is refused by the intended recipient thereof, the notice, nevertheless, shall be considered to have been given.

         If to the SELLER:
                  C/o Getzler & Company
                  295 Madison Avenue
                  New York, NY 10017
                  Attention: Joel Getzler
                  Fax. No.: (212) 617-4812

                  with a copy to:

                  Kaye, Scholer, Fierman, Hayes & Handler, LLP
                  425 Park Avenue
                  New York, NY 10022
                  Attention: Marc D. Rosenberg, Esq. and Benjamin Mintz, Esq. Fax No.: (212) 836-7157

         If to the AUCTIONEER:
                  MICHAEL FOX INTERNATIONAL, INC.
                  3835 Naylors Lane
                  Baltimore, MD 21208
                  Attention:  David Fox
                  Fax. No.:   (410) 653-4069

         Section 25. FORCE MAJEURE. Notwithstanding any of the terms of this AGREEMENT to the contrary, neither the SELLER nor the AUCTIONEER shall be deemed in default with respect to their respective obligations hereunder if the SELLER or the AUCTIONEER, as the case may be, is unable to fulfill its obligations hereunder due to any strike, lockout, civil commotion, war-like operation, invasion, rebellion, governmental regulations or controls, inability to provide services through acts of God, or other cause by or beyond the control of the SELLER or the AUCTIONEER, as the case may be (collectively, "FORCE MAJEURE EVENT"). Upon the occurrence of a FORCE MAJEURE EVENT, the AUCTIONEER may terminate this AGREEMENT. Upon such termination, any sums that previously were delivered to the SELLER shall be returned to the AUCTIONEER and all SALE PROCEEDS received by AUCTIONEER shall be immediately paid to SELLER (unless the aggregate amount of such SALE PROCEEDS is greater than the GUARANTEED AMOUNT, in which case the AUCTIONEER may retain such sums as it is entitled to receive under Section 3 hereof).

         IN WITNESS WHEREOF, the SELLER and the AUCTIONEER execute this AGREEMENT as of the date first above written (notwithstanding the actual date of execution and delivery hereof), with the specific intention that this AGREEMENT constitutes a document under seal. This AGREEMENT may be executed in counterparts and may be delivered via facsimile transmission.

                                            THE SELLER:
                                            UNITEL VIDEO, INC.,
                                            A DelawareCorporation


                                            By: /s/ Joel Getzler

                                            -----------------------------------
                                            Name:  Joel Getzler
                                            Title: President, Getzler & Co.,
                                            Inc., Management Consultant for the
                                            Debtors



                                            THE AUCTIONEER:

                                            MICHAEL FOX INTERNATIONAL, INC.,
                                            A Maryland Corporation


                                            By: /s/ Jonathan S. Reich

                                            -----------------------------------
                                            Name:  Jonathan S. Reich
                                            Title:    Principal

                                            RABIN BROTHERS
                                            A California general partnership


                                            By: /s/ Richard Reese

                                            -----------------------------------
                                            Name:  Richard Reese
                                            Title:   Principal



EXHIBIT A - DESCRIPTION OF ASSETS

MICHAEL FOX INTERNATIONAL
Worldwide Asset Services Since 1946



                                                     October 15, 1999


Mr. Joel Getzler
Getzler & Company
295 Madison Ave.
New York, NY 10017

Re: Amending & clarifying GUARANTEED SALE AGREEMENT Dated October 13, 1999

Dear Joel:

Further to our meeting and agreement yesterday, the following serves to both amend and clarify the executed GUARANTEED SALE AGREEMENT dated October 13, 1999 (the "Agreement"). All terms not defined herein, shall having the meaning ascribed in the Agreement.

1. Attached hereto, is a list entitled "Excluded Assets" (the "List"), which the PARTIES believe contains a description of the LESSOR'S ASSETS. The PARTIES agree that certain ASSETS may ultimately be removed from or added to the List. The PARTIES further agree that the values appointed to the ASSETS on the List shall determine the GUARANTEED AMOUNT. Unless additional ASSETS are added to the List, the GUARANTEED AMOUNT shall be no less than Eight Hundred Thousand Dollars ($800,000).

2. If the GUARANTEED AMOUNT is reduced, then the amount of SALE PROCEEDS AUCTIONEER needs to obtain in order to qualify for the Five Percent (5%) bonus commission shall also be reduced by the same percentage. By way of example, if the GUARANTEED AMOUNT is reduced to Eight Hundred Thousand Dollars ($800,000), which is approximately Fifty Five Percent (55%) of the initial One Million Eight Hundred Thousand Dollar ($1,800,000) GUARANTEE, then the initial SALES PROCEEDS target of Two Million Five Hundred Thousand Dollars ($2,500,000) shall be reduced accordingly to approximately One Million One hundred and Eighty Nine Thousand Dollars ($1,189,000) (the $700,000 of SALE PROCEEDS between the $1,800,000 GUARANTEE and the $2,500,000 sales target is reduced 55% to approximately $389,000, which amount is then added to the $800,000 GUARANTEED AMOUNT).

3. SELLER shall provide AUCTIONEER with the keys to the PREMISES immediately after AUCTIONEER'S retention is approved by the BANKRUPTCY COURT and shall provide AUCTIONEER with access to the PREMISES prior to the APPROVAL DATE, for the preparation of the SALE.

4. In the event SELLER is authorized by the BANKRUPTCY COURT to retain an entity other than AUCTIONEER to conduct the SALE, the SELLER shall reimburse AUCTIONEER for all SALE related expenses expended up to and including such date, said amount not to exceed Twenty Five Thousand Dollars ($25,000).

                                            Very truly yours,

                                            /s/ Jonathan Reich

                                            Jonathan Reich

UNITEL VIDEO, INC.

/s/ Joel Getzler

-------------------

By: Joel Getzler



ATTACHMENT - DESCRIPTION OF EXCLUDED ASSETS